UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 04, 2023

ENTRAVISION COMMUNICATIONS CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-15997	95-4783236
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2425 Olympic Boulevard Suite 6000 West
Santa Monica, California		90404
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 310 447-3870

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	EVC	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Entravision Communications Corporation (the “Company”) entered into a Cooperation Agreement (the “Cooperation Agreement”) with Alexandra Seros, Estate of Walter F. Ulloa, Alexandra Seros, as Trustee of the Seros Ulloa Family Trust of 1996 and Thomas Strickler, as Trustee of The Walter F. Ulloa Irrevocable Trust of 1996 (collectively, the “Stockholders”), dated as of May 4, 2023.

As previously announced in the Current Report on Form 8-K the Company filed on January 3, 2023, Walter F. Ulloa, the Company’s former Chairman and Chief Executive Officer, passed away on December 31, 2022. As a result of Mr. Ulloa’s death, pursuant to the terms of the Company’s Second Amended and Restated Certificate of Incorporation, all remaining outstanding shares of the Company’s Class B Common Stock, $0.0001 par value, were automatically converted into the Company’s Class A Common Stock, $0.0001 par value (“Common Stock”), on a one-for-one basis. Following such conversion, Ms. Seros acquired ownership of such converted shares and, collectively with the Stockholders, became the beneficial owner of approximately 18.1% of the outstanding Common Stock.

Following constructive ongoing dialogue with Ms. Seros, the Company has agreed to nominate and support Thomas Strickler as an independent director of the Board of Directors (the “Board”) of the Company (in such capacity, the “Independent Director”) at the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”), subject to certain limitations. Mr. Strickler co-founded Endeavor Talent Agency in 1995 and served on its management committee before his departure in 2009. Mr. Strickler has extensive experience, entrepreneurship and leadership in the media industry, which will be valuable to the Board as it advances its strategy. In the event the Independent Director ceases to be a director under certain circumstances, for so long as the Stockholders own at least 12% of the outstanding shares of Common Stock, the Stockholders will have a replacement right with respect to the Independent Director, which will be subject to the approval of the Company’s Nominating/Corporate Governance Committee (not to be unreasonably withheld, conditioned or delayed).

Under the Cooperation Agreement, the Stockholders have agreed to certain voting commitments. Commencing on the date of the Cooperation Agreement and ending on the date that is five business days after the Independent Director ceases to serve as a member of the Board (such period, the “Standstill Period”), the Stockholders have agreed to appear in person or by proxy at each meeting of the Company’s stockholders and to vote all of their respective shares of Common Stock in accordance with the Board’s recommendation with respect to all proposals submitted to Company stockholders for their vote, subject to certain exceptions relating to extraordinary transactions.

During the Standstill Period, the Stockholders also agreed to certain standstill provisions, including, among other things, agreeing not to, subject to certain exceptions, (i) acquire cumulative ownership (directly or indirectly) of more than 20% of the Company’s outstanding capital stock, (ii) initiate, encourage or participate in any solicitation of proxies or consents with respect to any matter or proposal, (iii) nominate or recommend for nomination any person for election to the Board, (iv) submit any stockholder proposal, or (v) make or participate in any tender or exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction involving the Company.

The Company and the Stockholders have also agreed to certain non-disparagement and no-litigation provisions, subject to certain exceptions.

The foregoing summary of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference

Item 9.01 Financial Statements and Exhibits.

10.1 Cooperation Agreement, dated as of May 4, 2023, by and among Entravision Communications Corporation, Alexandra Seros, Estate of Walter F. Ulloa, Alexandra Seros, as Trustee of the Seros Ulloa Family Trust of 1996 and Thomas Strickler, as Trustee of The Walter F. Ulloa Irrevocable Trust of 1996

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entravision Communications Corporation

Date:	May 5, 2023	By:	/s/ Christopher T. Young
Christopher T. Young Interim Chief Executive Officer, Chief Financial Officer and Treasurer